UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2011

Grid Petroleum Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-143597	NA
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

999 18th Street, Suite 3000, Denver, Colorado 80202
(Address of principal executive offices and Zip Code)

(303) 952-7658
(Registrant’s telephone number, including area code)

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Robert Hoar as President

On January 6, 2011, Robert Hoar announced his resignation as President of the Company.  There are no known disagreements with Mr. Hoar regarding such resignation or any claims the Company may have against him.

Appointment of Robert Hoar and James Powell

On January 6, 2011, Robert Hoar was appointed as Executive Vice President of the Company.

From 2009 to the present, Robert Hoar has been Exploration Manager for Solimar Energy, LLC and is responsible for the technical evaluation and development of five production and exploration assets in California.  Mr. Hoar was Chief Geoscientist for Nations Petroleum from 2004 to 2009 and, as such, responsible for evaluation and ranking of exploration properties in California’s San Joaquin and Sacramento basins.  Mr. Hoar has a B.A. in Geology from Hamilton College and an M.S. in Geology from University of Vermont.

On January 6, 2011, James Powell was appointed as the President of the Company.

From September 2006 to the present, Mr. Powell has been the owner and operator of JP Commercial, a commercial real estate company located in San Diego, California, and which specializes in the sale and acquisition of investment properties, which properties include multi-family, retail, and commercial office buildings.  Mr. Powell is a fully licensed real estate broker in California.  From June 2002 through September 2006, Mr. Powell worked for CB Richaerd Ellis, Inc. in San Diego, California, where his duties included responsibility for bringing in new transactions involving the sale and acquisition of multi-family investment properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grid Petroleum Corp.

/s/ Tim DeHerrera
Tim DeHerrera
Chairman and Director
Date:  January 10, 2011